As filed with the Securities and Exchange Commission
                                 on June 23, 1994
                                             Registration No. 33-
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                     FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            NEWMONT MINING CORPORATION
              (Exact name of Registrant as specified in its charter)

                         Delaware                           1700 Lincoln Street                           13-1806811
              (State or other jurisdiction of             Denver, Colorado  80203                      (I.R.S. Employer
              incorporation or organization)                   (303) 863-7414                         Identification No.)

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Timothy J. Schmitt, Esq.
                            Newmont Mining Corporation
                               1700 Lincoln Street
                             Denver, Colorado  80203
                                  (303) 863-7414
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                    Copies to:
               Maureen Brundage, Esq.        Francis J. Morison, Esq.
                    White & Case              Davis Polk & Wardwell
            1155 Avenue of the Americas        450 Lexington Avenue
             New York, New York  10036      New York, New York  10017
                   (212) 819-8200                 (212) 450-4000


     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (x)


                                                         CALCULATION OF REGISTRATION FEE

                                                                                Proposed
                                                                                maximum      Proposed maximum
                          Title of each class of              Amount to be   offering price aggregate offering      Amount of
                       Securities to be registered           registered (1)   per unit (2)     price (1)(2)     registration fee

              Common Stock, par value $1.60 per
                share (3)   . . . . . . . . . . . . . . . .
              Preferred Stock, par value $5.00
                per share (4)   . . . . . . . . . . . . . .
              Depositary Shares (5) . . . . . . . . . . . .

              Convertible Debt Securities (6) . . . . . . .
              Warrants to Purchase Common
                Stock (7) . . . . . . . . . . . . . . . . .
              Total . . . . . . . . . . . . . . . . . . . .  US$300,000,000  100%           US$300,000,000      $103,448.28

              (1) In United States dollars or the equivalent thereof in foreign currency or currency units.
              (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the
                  Securities Act of 1933, as amended.  The aggregate public offering price of the Common Stock, the Preferred
                  Stock, the Depositary Shares, the Convertible Debt Securities and the Warrants registered hereby will not exceed
                  $300,000,000.
              (3) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices, including Common Stock issuable upon conversion of Convertible Debt Securities and Preferred Stock that is convertible and upon exercise of Warrants.  Includes (i) equal value rights and (ii) preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

              (4) Such indeterminate number of shares of Preferred Stock as may be issued from time to time at indeterminate prices.
              (5) Such indeterminate number of Depositary Shares evidenced by Depositary Receipts as may be issued in the event the Registrant elects to offer fractional interests in shares of Preferred Stock registered hereunder.  No separate consideration will be received for the Depositary Shares.
              (6) If any of the Convertible Debt Securities are issued at an original issue discount, the principal amount will be increased such that the aggregate proceeds will equal $300,000,000.
              (7) Warrants for the purchase of Common Stock may be offered and sold separately or together with other securities registered hereunder.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


   PROSPECTUS
                            NEWMONT MINING CORPORATION


                                   COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                           CONVERTIBLE DEBT SECURITIES
                              COMMON STOCK WARRANTS

             Newmont Mining Corporation (the "Company") may from time to time offer, together or separately, (i) shares of its common stock, par value $1.60 per share ("Common Stock"), (ii) shares of its preferred stock, par value $5.00 per share ("Preferred Stock"), which may be represented by depositary shares (the "Depositary Shares") which will represent a fraction of a share of Preferred Stock, (iii) convertible debt securities (the "Convertible Debt Securities") consisting of debentures, notes or other evidences of indebtedness representing unsecured obligations of the Company, which may be either senior debt securities (the "Convertible Senior Debt Securities") or subordinated debt securities (the "Convertible Subordinated Debt Securities"), and which will be convertible into Common Stock, and (iv) warrants to purchase Common Stock ("Warrants" and, together with the Common Stock, the Preferred Stock, the Depositary Shares and the Convertible Debt Securities, the "Securities"). The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Securities will be limited to $300,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) if Convertible Debt Securities are issued with principal amounts denominated in one or more foreign currencies or currency units). The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. See "Plan of Distri-bution."

             Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying Prospectus Supplement, including, where applicable: the specific designation or title; aggregate amount or principal amount; in the case of Preferred Stock, any dividend, liquidation, voting, conversion and other rights, terms for sinking or purchase fund payments and terms for redemption; in the case of Convertible Debt Securities, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption or early repayment at the option of the Company or the holder, terms for sinking or purchase fund payments and terms for conversion into Common Stock; in the case of the Warrants, expiration date and terms of exercise; the initial public offering price; the names of any underwriters or agents; amount or the principal amounts, if any, to be purchased by underwriters or agents and the compensation, if any, of such underwriters or agents; the net proceeds to the Company and the other terms in connection with the Offered Securities.

             The Convertible Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Convertible Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness of the Company (as defined herein). See "Description of Convertible Debt Securities -- Subordination of Convertible Subordinated Debt Securities."


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is             , 1994.


                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 on which exchange the common stock of the Company is listed.

             This Prospectus constitutes part of a registration statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"). This Prospectus omits certain of the information contained in the registration statement, and reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, which have been filed with the Commission. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deem-ed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will provide without charge to each person, including beneficial owners, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Request for such copies should be directed to the Office of the Secretary, Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203, telephone:
   (303) 863-7414.


                                   THE COMPANY

             Newmont Mining Corporation (the "Company") is a U.S. company whose sole asset is a controlling equity interest in Newmont Gold Company ("NGC"). NGC is a worldwide company engaged in gold production, exploration for gold and acquisition of gold properties. The Company owns 89.22% of the common stock, 100% of the preferred stock and an option to purchase additional shares of the common stock of NGC.

             NGC is the Company's sole subsidiary or interest. Based on 1993 production as set forth in published reports, NGC is the largest producer of gold from North American operations. NGC produces gold on the Carlin Trend in Nevada. NGC also produces gold through a 38% owned joint venture in Peru, which commenced operations in August 1993. NGC additionally has a 50% owned joint venture in Uzbekistan and an 80% owned joint venture in Indonesia, both of which are scheduled to commence gold production in 1995. NGC also owns 100% of Newmont Exploration Limited ("NEL"), which, together with various other affiliates, explores worldwide for gold. Management believes that the combined exploration and development budget of NEL and such other NGC affiliates for 1994 is one of the largest in the minerals industry based on published information.

             Since the Company's only asset is a controlling equity interest in NGC, the rights of the Company to participate in any distribution of assets of NGC upon its liquidation or reorganization or otherwise (and thus the ability of holders of the Securities to benefit from such distribution) are subject to the prior claims of creditors of NGC, except to the extent that the Company may itself be a creditor with recognized claims against NGC. Claims on NGC by creditors may include claims of holders of indebtedness and claims of creditors in the ordinary course of business. Such claims may increase or decrease, and additional claims may be incurred in the future.

             The Company, incorporated in 1921, under the laws of Delaware, maintains its principal executive offices at 1700 Lincoln Street, Denver, Colorado 80203 (telephone: 303-863-7414).


                        RATIO OF EARNINGS TO FIXED CHARGES
                        AND RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

             The Company's ratio of earnings to fixed charges for each of the periods indicated below were as follows:

   Three Months Ended March 31,        Year Ended December 31,
             1994                 1993   1992   1991  1990  1989

             4.7                  6.3    6.5    10.3  6.6   2.2

             The Company's ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated below were as follows:

   Three Months Ended March 31,        Year Ended December 31,
             1994                 1993   1992   1991  1990  1989

             2.6                  3.4    5.9    10.3  6.6   2.2

             The ratios set forth above were calculated based on information from the Company's books and records. In computing such ratios, "earnings" consists of income from continuing operations before provision for income taxes and extraordinary items with adjustments for interest expense (excluding capitalized interest), the amortization of previously capital-ized interest, minority interests of subsidiaries with fixed charges and undistributed income of less than fifty percent owned affiliates. "Fixed charges" consists of interest expense (including amortization of debt issuance expense), capitalized interest and one-third of rental expense (which the Company believes is a reasonable approximation of the interest factor of such rental expense). Preferred stock dividend requirements are computed by increasing preferred stock dividends by an amount representing the pre-tax earnings which would be required to cover such preferred stock dividend requirements. The Company guarantees certain third party debt which had total interest obligations of $0.2 million, $0.8 million, $3.3 million, $4.0 million, $4.5 million and $5.0 million for the three months ended March 31, 1994 and the years ended December 31, 1993, 1992, 1991, 1990 and 1989, respectively. The Company has not been required to pay any of these amounts, nor does it expect to have to pay any amounts; therefore, such amounts have not been included in the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends.


                                 USE OF PROCEEDS

             The net proceeds to the Company from the sale of the Offered Securities will be used for general corporate purposes unless otherwise set forth in the Prospectus Supplement.


                           DESCRIPTION OF CAPITAL STOCK

             The authorized capital of the Company consists of 5,000,000 shares of Preferred Stock, par value $5.00 per share, issuable in series, of which 2,875,000 shares of $5.50 Convertible Preferred Stock, par value $5.00 per share (the "$5.50 Convertible Preferred Stock") were issued and outstanding as of March 24, 1994 and 240,000 shares of Series A Junior Participating Preferred Stock, par value $5.00 per share (the "Junior Preferred Shares") were reserved for issuance as of March 24, 1994, and 120,000,000 shares of Common Stock, par value $1.60 per share, of which 85,848,405 (adjusted to give effect to the 1.2481 shares to 1 share stock split payable on April 21, 1994 to stockholders of record on March 31,
   1994) were issued and outstanding as of March 24, 1994 and are fully paid and nonassessable. Holders of the Company's capital stock have no preemptive rights.


                           DESCRIPTION OF COMMON STOCK

             The statements set forth below are summaries of certain provisions relating to the Common Stock of the Company. These summaries contain all material provisions, but do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of the Company's Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

   Dividend Rights

             Subject to the prior rights as to dividends of any Preferred Stock which may be outstanding from time to time, the Common Stock is entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

   Voting Rights

             Subject to the voting rights, if any, of any Preferred Stock which may be outstanding from time to time, all voting rights are vested in the holders of shares of the Common Stock, each share being entitled to one vote.

   Liquidation Rights

             Subject to the prior rights of creditors and the holders of any Preferred Stock which may be outstanding from time to time, the shares of Common Stock are entitled, in the event of voluntary or involuntary liquidation, dissolution or winding up, to share pro rata in the distribution of all remaining assets.

   Approval of Certain Mergers, Consolidations, Sales and Leases

             Article NINTH of the Company's Restated Certificate of Incorporation provides that, with certain exceptions noted below, the affirmative vote of the holders of four-fifths of all classes of stock of the Company entitled to vote in elections of directors (considered as one class) shall be required (a) for the adoption of an agreement for the merger or consolidation of the Company with any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of the Company to, or any sale or lease to the Company or any subsidiary thereof in exchange for securities of the Company of any assets (except assets having an aggregate fair market value of less than $10 million) of, any other corporation, person or entity if, in either case, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of all outstanding shares of stock of the Company entitled to vote in elections of directors (a "10% Holder"). Such affirmative vote or consent shall be in addition to the vote of the holders of the stock of the Company otherwise required by law or any agreement between the Company and any national securities exchange.

             For the purposes of Article NINTH, any corporation, person or entity shall be deemed to be the beneficial owner of any shares of stock of the Company (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly by any other corporation, person or entity, with which it or its affiliates or associates (as defined in the Restated Certificate of Incorporation) have any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Company, or which is its affiliate or associate.

             Article NINTH does not apply to any transaction with any other corporation, person or entity (i) if the Board of Directors of the Company has approved a memorandum of understanding with such other corporation, person or entity with respect to such transaction prior to the time that such other corporation, person or entity shall have become a 10% Holder or
   (ii) in case of a corporation, if the Company and its subsidiaries own a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors. Article NINTH can be altered or repealed only upon the affirmative vote of the record holders of four-fifths of all classes of stock of the Company entitled to vote in elections of directors, considered as one class.

             Article NINTH might be characterized as an anti-takeover provision since it may render more difficult certain possible takeover proposals to acquire control of the Company and make removal of management of the Company more difficult.

   Equal Value Rights Plan

             Each outstanding share of Common Stock carries with it a dividend distribution of one equal value right (an "Equal Value Right"). The terms of the Equal Value Rights are set forth in a Rights Agreement, dated as of September 23, 1987, as amended (the "Equal Value Rights Agreement"), between the Company and Chemical Bank, as Rights Agent. The following is a summary of the Equal Value Rights Agreement. This summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Equal Value Rights Agreement. A copy of the Equal Value Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

             Each Equal Value Right entitles the record holder to receive from the Company on or after the date of any Extraordinary Transaction (as hereinafter defined) an amount in cash equal to the amount, if any, by which the Equal Value Price (as hereinafter defined) exceeds the sum of the cash consideration and the fair market value of the non-cash consideration paid for each share of Common Stock in the Extraordinary Transaction. Unless earlier redeemed or unless an Extraordinary Transaction has there-tofore occurred, the Equal Value Rights will expire at the close of business on September 23, 1997.

             The term "Extraordinary Transaction" means an event in which, within two years of the Control Date (as hereinafter defined) the Company, directly or indirectly, effects a merger, consolidation or other extraordinary corporate transaction in which the Common Stock is changed into or exchanged for securities, cash or other property. The term "Equal Value Price" means the highest price per share paid by a Controlling Person (as hereinafter defined) for any share of Common Stock acquired by it within 91 days prior to and including the Control Date, as such price is adjusted pursuant to the Equal Value Rights Agreement.

             The Equal Value Rights are evidenced by the certificates representing outstanding shares of Common Stock, and no certificates representing the Equal Value Rights have been distributed. The Equal Value Rights will separate from the Common Stock and an Equal Value Distribution Date will occur on the first date of public announcement by the Company or a person (a "Controlling Person") who, together with all Affiliates and Associates (as each term is defined in the Equal Value Rights Agreement) of such person, shall be the beneficial owner of securities entitled to cast 50% or more of the votes in the election of directors of the Company, that a Controlling Person has become such (a "Control Date"). Until the Equal Value Distribution Date, (i) the Equal Value Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, and (ii) the transfer of any outstanding Common Stock certificates will also constitute the transfer of the Equal Value Rights associated therewith.

             Until an Equal Value Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company. At any time until a Control Date, the Company may (but only with the concurrence of a majority of the Continuing Directors (as defined in the Equal Value Rights Agreement)) redeem the Equal Value Rights in whole, but not in part, at a price of $0.02 per Equal Value Right.

             The Equal Value Rights may have certain anti-takeover effects in the event that a person or group proposes to acquire the Company in a two-tier transaction in which all stockholders do not receive the same price for their shares.

   Stockholder Rights Plan

             Each outstanding share of Common Stock carries with it one preferred share purchase right (each a "Right"). The terms of the Rights are set forth in a Rights Agreement, dated as of August 30, 1990, as amended (the "Rights Agreement") between the Company and Chemical Bank, as Rights Agent. The following is a summary of the terms of the Rights Agreement. This summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Rights Agreement. A copy of the Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

             Following the Distribution Date referred to below and except as described below, each Right entitles the registered holder to purchase from the Company one five-hundredth of a share (a "Preferred Share Fraction") of the Series A Junior Participating Preferred Stock, par value $5.00 per share, of the Company (the "Junior Preferred Shares"), at a purchase price of $150 per Preferred Share Fraction, subject to adjustment (the "Purchase Price"). Unless earlier redeemed by the Company or unless a transaction described in Section 13(d) of the Rights Agreement has occurred, the Rights will expire at the close of business on September 11, 2000 (the "Final Expiration Date").

             Ownership of the Rights is evidenced by the Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights have been distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) the close of business on the tenth day after the date of a public announcement that a person (other than any Exempt Person (as defined in the Rights Agreement)) or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date"), or (ii) the close of business on the tenth business day after the date of the commencement of a tender offer or exchange offer that would result in a person or entity beneficially owning 15% or more of the outstanding Common Stock. Until a Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates and (ii) the transfer of any outstanding Common Stock certificates will also constitute a transfer of the Rights associated therewith.

             Except in the circumstances described below, after the Distribution Date each Right will be exercisable into a Preferred Share Fraction. Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one share of Common Stock, which rights are subject to adjustment in the event of stock dividends, subdivisions and combinations with respect to the Common Stock. In lieu of issuing certificates for fractions of Junior Preferred Shares (other than fractions which are integral multiples of one five-hundredth of a share), the Company may pay cash in accordance with the Rights Agreement.

             If a person becomes an Acquiring Person other than pursuant to certain Board approved tender or exchange offers, each holder of a Right, at any time following the Distribution Date, has the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right. In lieu of requiring payment of the Purchase Price upon exercise of the Right following any such event, the Company may provide that each Right be exchanged for one share of Common Stock (or cash, property or other securities, as the case may be). Following the occurrence of the event set forth in the first sentence of this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

             In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than pursuant to certain Board approved tender or exchange offers), or (ii) 50% or more of the Company's assets or earning power is sold or trans-ferred, each holder of a Right (except Rights that previously have been voided as set forth above) has the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

             The Purchase Price payable, and the number of Preferred Share Fractions or other securities or property issuable, upon exercise of the Rights is subject to adjustment to prevent dilution as a result of certain events described in the Rights Agreement.

             Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company. At any time until the earlier of
   (i) the Stock Acquisition Date and (ii) the Final Expiration Date (but in certain circumstances only with the concurrence of Continuing Directors (as defined in the Rights Agreement)), the Company has the option to redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

             The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company because the Rights are either redeemable or do not go into effect under such circumstances.


                          DESCRIPTION OF PREFERRED STOCK

             The statements set forth below are summaries of certain provisions relating to the Preferred Stock of the Company. These summaries contain all material provisions, but do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of the Company's Restated Certificate of Incorporation and the Certificate of Designations for both the $5.50 Convertible Preferred Stock and the Junior Preferred Shares described below, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. In addition, with respect to any particular series of Preferred Stock offered hereby (or any series of Preferred Stock underlying Depositary Shares that are offered hereby), the summaries set forth below of certain provisions of the Preferred Stock are subject to, and are qualified in their entirety by, the provisions of the Certificate of Designations relating to such particular series of Preferred Stock, which will be filed with the Commission at or prior to the time of the sale of such series of Preferred Stock.

   General

             The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of 5,000,000 shares of Preferred Stock in one or more series. The Board of Directors has the power to fix various terms with respect to each series of Preferred Stock, including designations, preferences, relative rights, qualifications, limitations and restrictions. The $5.50 Convertible Preferred Stock and the Junior Preferred Shares that may be issued in connection with the Company's Shareholder Rights Plan (see "Description of Common Stock -- Shareholder Rights Plan" and "Description of Preferred Stock -- Junior Preferred Shares") are the only series of Preferred Stock that the Board of Directors of the Company has authorized for issuance by the Company.

   Offered Securities

             The Preferred Stock offered hereby shall have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a parti-cular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and stated value per share of such Preferred Stock and the number of shares offered; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) whe-ther or not such Preferred Stock will be convertible into shares of Common Stock of the Company and, if so, whether such conversion is mandatory or at the option of the holder or of the Company, the conversion price and other terms relating thereto; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

             Ranking. Unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock offered hereby will rank senior with respect to the payment of dividends and the distribution of assets upon liquidation to any Junior Preferred Shares and any series of Preferred Stock which by its terms is expressly made junior to the Preferred Stock and will rank on a parity with respect to the payment of dividends and the distribution of assets upon liquidation with the $5.50 Convertible Preferred Stock and any other outstanding series of Preferred Stock, other than the Junior Preferred

   Shares and any series of Preferred Stock which by its terms is expressly made junior to the Preferred Stock offered hereby.

             Dividend Rights. Out of the funds of the Company legally available for dividends, the holders of Preferred Stock of each series will be entitled to receive, when and as declared by the Board of Directors, cash dividends at such rate, and payable at such times and for such quarterly dividends periods as set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends on any shares of Preferred Stock may be cumulative only if and to the extent set forth in the Prospectus Supplement relating thereto.

             No such dividend shall be paid or declared and set apart for payment on any share of Preferred Stock for any quarterly dividend period unless a dividend for the same quarterly dividend period and all past quarterly dividend periods, if any, ending within such quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be or have been paid or declared and set apart for payment on all shares of Preferred Stock of all series then outstanding and enti-tled to receive dividends for such quarterly dividend period or for any past quarterly dividend period, if any, ending within such quarterly dividend period. In no event, so long as any Preferred Stock shall remain outstanding, shall any dividend, other than a dividend payable in shares of Common Stock or any other class of stock ranking junior to the Preferred Stock as to the distribution of assets and the payment of dividends (the Common Stock, and any such other class of stock being hereinafter sometimes referred to as "junior stock"), be declared or paid upon, nor shall any distribution be made upon, any junior stock, nor shall any shares of junior stock be purchased or redeemed by the Company other than in exchange for junior stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any junior stock, unless in each instance dividends on all outstanding shares of Preferred Stock for all past dividend periods shall have been paid and the dividend on all outstanding shares of the Preferred Stock for the then applicable current quarterly dividend period shall have been paid, or declared and a sum sufficient for the payment thereof set apart.

             Voting Rights. Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, when and if any such series is entitled to vote, each share in such series will be entitled to one vote.

             At any time when six quarterly dividends on any one or more series of Preferred Stock entitled to receive cumulative dividends shall be in default, the number of directors constituting the Board of Directors shall be increased by two, and the holders of shares of all such cumulative series of Preferred Stock at such time shall be entitled, voting as a class, whether or not the holders thereof shall otherwise be entitled to vote, to the exclusion of the holders of Common Stock and the holders of any series of non-cumulative Preferred Stock, to vote for and elect two members of the Board of Directors of the Company to fill such newly-created directorships. At any time when six quarterly dividends on any one or more series of non-cumulative Preferred Stock shall be in default, the number of directors constituting the Board of Directors shall be increased by two, and the holders of shares of all such non-cumulative series of Preferred Stock at such time shall be entitled, voting as a class, whether or not the holders thereof shall otherwise be entitled to vote, to the exclusion of the holders of Common Stock and the holders of any series of cumulative Preferred Stock, to vote for and elect two members of the Board of Directors of the Company to fill such newly-created directorships. All rights of all series of Preferred Stock to participate in the election of directors shall continue in effect, in the case of all series of Preferred Stock entitled to receive cumulative dividends, until cumulative dividends have been paid in full or set apart for payment on each cumulative series which shall have been entitled to vote at the previous annual meeting of stockholders, or special meeting held in place thereof, or, in the case of all series of non-cumulative Preferred Stock, until non-cumulative dividends have been paid in full or set apart for payment for four consecutive quarterly dividend periods on each non-cumulative series which shall have been entitled to vote at the previous annual meeting of stockholders, or special meeting held in place thereof. Whenever the holders of the Preferred Stock shall be divested of such voting right, the directors so elected by the holders of Preferred Stock shall thereupon cease to be directors of the Company and thereupon the number of directors shall be reduced by two or four, as the case may be. Directors elected by the holders of any one or more series of stock voting separately as a class, may be removed only by a majority vote of such series, voting separately as a class, so long as the voting power of such series shall continue.

             Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of Preferred Stock of a particular series shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount in cash set forth in the Prospectus Supplement relating to such series of Preferred Stock plus, in each case, an amount equal to all dividends accrued and unpaid on such share up to the date fixed for distribution. If upon any such liquidation, dissolution or winding up of the Company its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding Preferred Stock of all series are entitled, the entire remaining net assets of the Company shall be distributed among the holders of Preferred Stock of all series in amounts proportionate to the full amounts to which they are respectively so entitled.

             Redemption. The Company, at its option, may redeem the shares of any series of the Preferred Stock at such time or times, at such price or prices and on such other terms and conditions as set forth in the Prospectus Supplement relating to such series of Preferred Stock plus, in each case, an amount equal to all dividends accrued and unpaid on such series of Preferred Stock to and including the date fixed for redemption. If less than all outstanding shares of any series of Preferred Stock are to be redeemed, the shares to be redeemed shall be chosen by lot or pro rata in such equitable manner as the Board of Directors may determine. Notice of every such redemption shall be mailed not less than 30 nor more than 90 days in advance of the redemption date to the holders of record of the shares of Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Company. From and after the redemption date (unless the Company shall default in paying or providing the funds necessary for the payment of the redemption price of the shares so called for redemption) the right to receive dividends on all shares of Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders of the shares of Preferred Stock so called for redemption shall cease and terminate, except for the right of such holders to receive the redemption price for such shares but without interest, and such shares shall no longer be deemed outstanding.

   $5.50 Convertible Preferred Stock

             General. As of March 24, 1994, a total of 2,875,000 shares of the $5.50 Convertible Preferred Stock were issued and outstanding. All of the outstanding shares of $5.50 Convertible Preferred Stock are held on deposit under the Deposit Agreement, dated as of November 15, 1992 (the

   "1992 Deposit Agreement"), among the Company, Chemical Bank, as Depositary (the "1992 Depositary"), and all holders from time to time of depositary receipts issued thereunder (the "1992 Depositary Receipts").

             Ranking. The $5.50 Convertible Preferred Stock ranks senior with respect to the payment of dividends and the distribution of assets upon liquidation to any Junior Preferred Shares and any series of Preferred Stock which by its terms is expressly made junior to the $5.50 Convertible Preferred Stock. The $5.50 Convertible Preferred Stock will rank on a par-ity with respect to the payment of dividends and the distribution of assets upon liquidation with any other series of Preferred Stock Junior Preferred Shares and any series of Preferred Stock which by its terms is expressly made junior to the Preferred Stock offered hereby.

             Dividend Rights. The holders of shares of the $5.50 Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative dividends at an annual rate of $5.50 per share, payable quarterly on each March 15, June 15, September 15 and Decem-ber 15. Dividends on the $5.50 Convertible Preferred Stock accrue and are cumulative from the date of its original issue and are payable to the holder of record on such respective record dates as may be fixed by the Board of Directors in advance of the payment of each dividend. After full cumulative dividends on the $5.50 Convertible Preferred Stock for all past and current quarterly dividend periods have been paid in full, the $5.50 Convertible Preferred Stock is not entitled to participate with the Common Stock in any further distributions of the Company.

             Unless full cumulative dividends on the $5.50 Convertible Preferred Stock have been paid, or declared and set aside for payment, no dividends (other than in Common Stock or any other stock ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets and the payment of dividends) may be paid or declared or other distribution made upon the Common Stock or on any other stock of the Company ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets and the payment of dividends nor may any Common Stock or any other stock of the Company ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets and the payment of dividends be redeemed or purchased by the Company (other than in exchange for Common Stock or any other stock ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets and the payment of dividends) or any payment made to or available for a sinking fund for the redemption of any share of such stock.

             Voting Rights. Except for the voting rights described below and except as otherwise provided by law, the holders of shares of $5.50 Convertible Preferred Stock are not entitled to vote on any matter or to receive notice of, or to participate in, any meeting of stockholders of the Company. If six quarterly dividends payable on the $5.50 Convertible Preferred Stock, or on any other Preferred Stock entitled to receive cumulative dividends, are in default, the number of directors of the Company will be increased by two and the holders of all outstanding shares of such cumulative Preferred Stock as to which such default shall exist, voting as a single class, will be entitled to elect the additional two directors until all such cumulative dividends have been paid in full or set apart for payment on each cumulative series then entitled to vote.

             Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of $5.50 Convertible Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders $100.00 per share in cash plus accrued and unpaid dividends before any distribution is made to the holders of the Common Stock or any other stock of the Company ranking junior to the $5.50 Convertible Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company.

             Conversion Rights. Shares of $5.50 Convertible Preferred Stock will be convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock as is equal to the aggregate liquidation preference of the shares of $5.50 Convertible Preferred Stock surrendered for conversion divided by the conversion price of $36.395 per share of Common Stock, subject to adjustment in certain events as provided in the Certificate of Designation for the $5.50 Convertible Preferred Stock.

             Optional Redemption. The $5.50 Convertible Preferred Stock will not be redeemable prior to November 15, 1995. Thereafter the $5.50 Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price declining from $103.85 per share for redemptions occurring on or after November 15, 1995 to $100.00 per share for redemptions occurring on or after November 15, 2001, plus, in each case, accrued and unpaid dividends to and including the date fixed for redemption.

             Effect of Mergers, Consolidations, Sales and Leases. Except as otherwise provided in the Certificate of Designations for the $5.50 Convertible Preferred Stock in the event of any recapitalization of shares of Common Stock, any consolidation or merger of the Company with or into another person or any merger of another person into the Company, any sale or transfer of all or substantially all of the assets of the Company and its consolidated subsidiaries, or any compulsory share exchange, pursuant to any of which holders of Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of $5.50 Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share at the conversion price, subject to adjustment as provided in the Certificate of Designation, into (except, in certain events, as otherwise provided in the Certificate of Designation) the kind and amount of securities, cash and other property that would have been receivable upon such transaction by a holder of the number of shares of Common Stock issuable upon conversion of such share of $5.50 Convertible Preferred Stock immediately prior to such transaction.

             1992 Depositary Shares. The following is a summary of the 1992 Depositary Agreement. The summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the 1992 Deposit Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

             Pursuant to the 1992 Deposit Agreement, depositary shares (the "1992 Depositary Shares"), each evidencing one-half share of $5.50 Convertible Preferred Stock, were issued. As of March 24, 1994, a total of 5,750,000 1992 Depositary Shares were outstanding. Subject to the terms of the 1992 Deposit Agreement, each owner of a 1992 Depositary Share is entitled, in proportion to the applicable fraction of a share of $5.50 Convertible Preferred Stock represented by such 1992 Depositary Share, to all the rights, preferences and privileges of the $5.50 Convertible Preferred Stock represented thereby (including dividend, voting, conver-sion, redemption and liquidation rights), and subject to all of the limitations of the $5.50 Convertible Preferred Stock represented thereby, contained in the Company's Restated Certificate of Incorporation and the Certificate of Designation for the $5.50 Convertible Preferred Stock and summarized above.

             The 1992 Depositary acts as transfer agent and registrar and paying agent for the payment of dividends with respect to the 1992 Depositary Shares.

             Whenever the Company redeems shares of $5.50 Convertible Preferred Stock held by the 1992 Depositary, the 1992 Depositary will redeem as of the same redemption date the number of 1992 Depositary Shares representing shares of the $5.50 Convertible Preferred Stock so redeemed, provided the Company shall have delivered to the 1992 Depositary cash sufficient to effect a redemption of the $5.50 Convertible Preferred Stock to be redeemed. Each 1992 Depositary Share will be redeemable for one-half of the amount payable with respect to each share of $5.50 Convertible Preferred Stock.

             The 1992 Depositary will distribute all cash dividends or other cash distributions received in respect of the $5.50 Convertible Preferred Stock to the record holders of 1992 Depositary Receipts in proportion to the number of such 1992 Depositary Shares owned by such holders on the relevant record date. In the event of an offering to holders of $5.50 Convertible Preferred Stock of rights, preferences or privileges to subscribe for any securities or any other rights, preferences or privileges, the 1992 Depositary will make such rights, preferences or privileges available to the record holders of 1992 Depositary Receipts entitled thereto, unless the Company determines that it is not lawful or feasible to make such rights, preferences or privileges available to some or all holders of 1992 Depositary Receipts. The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the 1992 Depositary with respect to tax liability.

             Each record holder of 1992 Depositary Shares has the right, at his option, to surrender 1992 Depositary Receipts representing one or more whole shares of $5.50 Convertible Preferred Stock with written instructions to the 1992 Depositary to convert a number of underlying whole shares of $5.50 Convertible Preferred Stock which such 1992 Depositary Shares represent into shares of the Company's Common Stock at any time. No fractional shares of Common Stock will be issued upon conversion, and in lieu thereof an amount will be paid in cash by the Company equal to the market value of the fractional interest.

             Upon receipt of notice of any meeting at which holders of $5.50 Convertible Preferred Stock are entitled to vote, the 1992 Depositary will mail the information contained in such notice of meeting to the record holders of 1992 Depositary Receipts. Each record holder of 1992 Depositary Receipts on the record date (which will be the same date as the record date for the $5.50 Convertible Preferred Stock) will be entitled to instruct the 1992 Depositary as to the exercise of the voting right pertaining to the number of shares of $5.50 Convertible Preferred Stock (or fraction thereof) represented by such holder's 1992 Depositary Shares. The 1992 Depositary will endeavor, insofar as practicable, to vote the number of shares of $5.50 Convertible Preferred Stock (or fraction thereof) represented by such 1992 Depositary Shares in accordance with such instructions, and the Company has agreed to take all reasonable action which may be deemed neces-sary by the 1992 Depositary in order to enable the 1992 Depositary to do so. The 1992 Depositary will not vote the shares of $5.50 Convertible Preferred Stock to the extent it does not receive specific written instruc-tions from the holders of 1992 Depositary Receipts representing such shares of $5.50 Convertible Preferred Stock.

             The form of 1992 Depositary Receipts and any provision of the 1992 Deposit Agreement may at any time be amended by agreement between the Company and the 1992 Depositary. However, any amendment which materially and adversely alters the rights of holders of 1992 Depositary Receipts will not take effect unless such amendment has been approved by the holders of at least a majority of the 1992 Depositary Shares then outstanding.

             The 1992 Deposit Agreement may be terminated by the Company or the 1992 Depositary only after (i) all outstanding 1992 Depositary Shares have been redeemed and all shares of Common Stock, cash and other property shall have been distributed to holders of 1992 Depositary Shares; (ii) there has been a final distribution in respect of the $5.50 Convertible Preferred Stock in connection with any voluntary or involuntary liquidation, dissolution or winding-up of the Company and such distribution has been distributed to the holders of the 1992 Depositary Shares; or (iii) each share of $5.50 Convertible Preferred Stock has been converted into shares of Common Stock and all shares of Common Stock, cash and other property have been distributed to holders of 1992 Depositary Shares.

   Junior Preferred Shares

             General. A total of 240,000 shares of Junior Preferred Shares have been reserved for issuance upon exercise of the Rights. See "Description of Common Stock -- Stockholder Rights Plan."

             Dividend Rights. Each Junior Preferred Share has a preferential quarterly dividend payable on the first day of January, April, July and October of each year (or such other quarterly payment date as shall be specified by the Board of Directors) in an amount equal to 500 times the dividend (other than a stock dividend) declared on each share of Common Stock, but in no event less than $1.00.

             Voting Rights. Each Junior Preferred Share will have 500 votes, subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares, on all matters submitted to a vote of the stockholders of the Company and, except as provided in the Certificate of Designations for the Junior Preferred Shares, the Company's Restated Certificate of Incorporation or by law, the holders of Junior Preferred Shares shall vote together as one class.

             Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Junior Preferred Shares will receive a preferred liquidation payment per share equal to the greater of $500 per share (plus accrued dividends to the date of distribution, whether or not earned or declared) or an amount per share equal to 500 times the aggregate payment made per each share of Common Stock, in each case subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares.

             Effect of Mergers, Consolidations, Sales and Leases. In the event of any merger, consolidation, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each Junior Preferred Share will be similarly exchanged or changed in an amount per share equal to 500 times the aggregate amount and type of consideration received per share of Common Stock, subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares.

             Ranking of Junior Preferred Shares. The Junior Preferred Shares rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.


                         DESCRIPTION OF DEPOSITARY SHARES

   General

             The Company may, at its option, elect to offer fractional interests in shares of the Preferred Stock by means of the issuance of Depositary Shares. The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. The following statements are a summary of the provisions of the Deposit Agreement and the depositary receipts (the "Depositary Receipts") which evidence the Depositary Shares. The form of Deposit Agreement and form of Depositary Receipts are filed as exhibits to the Registration Statement of which this Prospectus forms a part. This summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Deposit Agreement and the Depositary Receipts.

             Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled proportionately to all the rights, preferences and privileges of the Preferred Stock underlying such Depositary Share (including dividend, voting, conversion, redemption and liquidation rights), and subject to all of the limitations of the underlying Preferred Stock, contained in the Company's Restated Certificate of Incorporation and the Certificate of Designation for such Preferred Stock.

             The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the fractional interest in a share of a particular series of the Preferred Stock described in the Prospectus Supplement. (Section 2.01)

   Dividends

             The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to holders of Depositary Shares. (Section 4.01)

   Redemption of Depositary Shares

             If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot by the Board of Directors. (Section 2.04)

   Voting

             Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the

   Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock (or fraction thereof) represented by the Depositary Shares evidenced by such Depositary Receipts. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock (or fraction thereof) represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote the Preferred Stock to the extent that it does not receive specific instructions from the holders of the Depositary Receipts evidencing Depositary Shares representing such Preferred Stock. (Section 4.05)

   Withdrawal of Preferred Stock; Conversion Rights

             Unless otherwise provided in the Prospectus Supplement relating to a series of Depositary Shares, the owner of the Depositary Shares evidenced thereby will not be entitled to delivery of any Preferred Stock represented by such Depositary Shares.

             If the shares of Preferred Stock underlying a series of Depositary Shares are convertible into Common Stock as provided in the Prospectus Supplement relating to such Depositary Shares, each record holder of Depositary Shares has the right, at his option, to surrender Depositary Receipts representing one or more whole shares of such Preferred Stock with written instructions to the Depositary to convert a number of underlying whole shares of Preferred Stock which such Depositary Shares represent into shares of the Company's Common Stock at any time. No fractional shares of Common Stock will be issued upon conversion, and in lieu thereof an amount will be paid in cash by the Company equal to the market value of the fractional interest. (Section 2.05)

   Amendment of Form of Depositary Receipts and of Deposit Agreement

             The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary; provided, however, that any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by holders of at least a majority of the Depositary Shares then outstanding. (Section 6.01)

   Charges of Depositary

             The Company will pay all fees, charges and expenses of the Depositary, except for taxes (including transfer taxes, if any), governmental charges and such other charges as are expressly provided in the Deposit Agreement. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts. (Section 5.07)

   Miscellaneous

             The Company, or at the option of the Company, the Depositary, will forward to the holders of Depositary Shares all reports and communications from the Company which the Company may be required to furnish to the holders of the underlying Preferred Stock. (Section 5.05)

             Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. (Section 5.02) The obligations of the Company and the Depositary under the Deposit

   Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine. (Section 5.03)

   Resignation and Removal of Depositary; Termination of the Deposit Agreement

             The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary will be appointed by the Company within 60 days after delivery of the notice of resignation or removal. The Deposit Agreement may be terminated at the direction of the Company or by the Depositary only after (i) all outstanding Depositary Shares have been redeemed or (ii) there shall have been made a final distribution with respect to the Preferred Stock underlying such Depositary Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the record holders of the Depositary Receipts, or otherwise provided for. Upon termination of the Deposit Agreement, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement. Upon request of the Company, the Depositary shall deliver all books, records, certificates evidencing Preferred Stock, Depositary Receipts and other documents respecting the subject matter of the Deposit Agreement to the Company. (Sections 5.04 and 6.02)


                    DESCRIPTION OF CONVERTIBLE DEBT SECURITIES
   General

             The Convertible Senior Debt Securities offered hereby will be issuable in one or more series under an Indenture, (the "Senior Debt Indenture"), between the Company and The Bank of New York, as Trustee. The Convertible Subordinated Debt Securities offered hereby will be issuable in one or more series under an Indenture (the "Subordinated Debt Indenture"), between the Company and The Bank of New York, as Trustee. References to the "Trustee" shall mean The Bank of New York as trustee under the Senior Debt Indenture and/or the Subordinated Debt Indenture, as applicable. The Senior Debt Indenture and the Subordinated Debt Indenture are each sometimes referred to herein individually as the "Indenture" and are referred to herein collectively as the "Indentures." The following statements are a summary of certain provisions of the Trust Indenture Act of 1939, as amended (the "TIA"), and the Indentures, the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. This summary contains all material provisions, but does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the TIA and the Indentures. Wherever references are made to particular provisions of the Indentures or terms defined in the Indentures are referred to, such provisions or definitions are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such references.

             The aggregate principal amount of Convertible Debt Securities which can be issued under the Indentures is unlimited. Except as otherwise provided in the Prospectus Supplement relating to a particular series of Convertible Debt Securities, neither of the Indentures limit the amount of other debt, secured or unsecured, which may be issued by the Company. The Convertible Debt Securities may be issued in one or more series, as may be authorized from time to time by the Company. (Section 2.4)

             Reference is made to the Prospectus Supplement relating to the particular series of Convertible Debt Securities offered hereby (the "Offered Convertible Debt Securities") for the following terms, where applicable, of the Offered Convertible Debt Securities: (1) the designa-tion (including whether the Offered Convertible Debt Securities are Convertible Senior Debt Securities or Convertible Subordinated Debt Securities), the aggregate principal amount and the authorized denominations of the Offered Convertible Debt Securities; (2) the percentage of principal amount at which the Offered Convertible Debt Securities will be issued; (3) the currency or currencies in which the principal of and interest, if any, on the Offered Convertible Debt Securities will be payable; (4) the date or dates on which the Offered Convertible Debt Securities will mature; (5) the rate or rates at which the Offered Convertible Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined; (6) the dates on which and places at which such interest, if any, will be payable; (7) the terms of any mandatory or optional repayment or redemption (including any sinking fund); (8) the terms and conditions upon which conversion will be effected, including the conversion price and the conversion period; (9) any index used to determine the amount of payments of principal of and/or interest, if any, on such Offered Convertible Debt Securities; (10) the payment of any additional amounts with respect to the Offered Convertible Debt Securities; (11) whether any Offered Convertible Debt Securities will be issued as discounted Debt Securities; and (12) any other terms of the Offered Convertible Debt Securities. Each of the Indentures provides that Convertible Debt Securities of a single series may be issued at various times, with different maturity dates and redemption and repayment provi-sions, if any, and may bear interest at different rates. (Section 2.4) Interest, if any, on the Offered Convertible Debt Securities is to be payable to the persons, and in the manner, specified in the Prospectus Supplement relating to such Offered Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities will not be listed on any securities exchange.

             The Convertible Senior Debt Securities will be unsecured, unsub-ordinated indebtedness of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Convertible Subordinated Debt Securities will be unsecured indebtedness of the Company and, as set forth below under "Subordination of Convertible Subordinated Debt Securities," will be subordinated in right of payment to all Senior Indebtedness. As of March 31, 1994, Senior Indebtedness of the Company on a consolidated basis aggregated approximately $278 million.

             Some of the Convertible Debt Securities may be issued as discounted Convertible Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Convertible Debt Securities will be described in the Prospectus Supplement relating thereto.

             The Prospectus Supplement for a particular series may indicate terms for redemption at the option of a holder. Unless otherwise indicated in the Prospectus Supplement, the covenants contained in each of the Indentures and the Convertible Debt Securities would not provide for redemption at the option of a holder nor necessarily afford holders protection in the event of a highly leveraged or other transaction that may adversely affect holders.

   Conversion Rights

             Convertible Debt Securities of any series will be convertible into Common Stock. The terms of such conversion will be set forth in the Prospectus Supplement relating thereto. Such terms shall include the initial conversion rate (subject to adjustment in certain events as provided in each of the Indentures), whether conversion is mandatory, at the option of the holder or at the option of the Company.

   Global Notes, Delivery and Form

             If so provided in the Prospectus Supplement accompanying this Prospectus, the Convertible Debt Securities may be issued in the form of one or more fully registered Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") (or such other depository as may be specified in such Prospectus Supplement) and registered in the name of the Depository's nominee. The Depository currently limits the maximum denomination of any single Global Note to $150,000,000. Unless otherwise provided in the Prospectus Supplement, "Global Note" refers to the Global Note or Global Notes representing an entire issue of Convertible Debt Securities. The information in this section concerning the Depository and its book-entry system has been obtained from the Depository. The Company takes no responsibility for the accuracy thereof.

             Except as set forth below, a Global Note may be transferred in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

             The Depository has advised that: it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities for its participating organizations (collectively, the "Participants") and facilitates the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other such banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "indirect participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or indirect participants. The Rules applicable to the Depository and its Participants are on file with the Commission.

             The Depository also has advised that pursuant to procedures established by it (i) upon delivery to the Depositary of a Global Note, the Depository will credit the accounts of Participants designated by the Underwriter or Underwriters, if any, with the principal amount of the Convertible Debt Securities purchased by such Underwriter or Underwriters, and (ii) ownership of beneficial interests in a Global Note will be shown on, and the transfer of the ownership thereof will be effected only through, records maintained by the Depository (with respect to Participants), the Participants (with respect to indirect participants and certain beneficial owners) and the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in a Global Note is limited to such extent.

             So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such Convertible Debt Securities under the respective Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Convertible Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Convertible Debt Securities in definitive form, and will not be considered the owners or holders thereof under such Indenture for any purpose, including with respect to the giving of any directions, instructions or approval to the Trustee thereunder. However, the Depository has advised that pursuant to its customary practice with respect to the giving of consents and votes, it will deliver an omnibus proxy to the Trustee assigning the related holder's voting rights to the Participant to whose account the Convertible Debt Securities are credited on the record date, attached to which proxy will be a list of Participants' positions in the relevant security as of the record date for a consent or vote.

             Neither the Company, the Trustee, any paying agent nor any registrar of the Convertible Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

             Principal and interest payments on the Convertible Debt Securities registered in the name of the Depository's nominee will be made in immediately available funds to the Depository's nominee as the registered owner of the Global Note. Under the terms of each of the Indentures, the Company and the Trustee will treat the persons in whose names the Convertible Debt Securities are registered as the owners of such Convertible Debt Securities for the purpose of receiving payment of principal and interest on such Convertible Debt Securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any payment agent has or will have any responsibility or liability for the payment of principal or interest on the Convertible Debt Securities to owners of beneficial interests in a Global Note or for any other matter with respect to such owners.

             The Depository has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in a Global Note as shown in the records of the Depository unless the Depository has reason to believe that it will not receive payment on payable date. The Depository's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by Participants and indirect participants to owners of beneficial interests in a Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants and not of the Depository, the Company or the Underwriter or Underwriters, if any, subject to any statutory or regulatory requirement as may be in effect from time to time.

             Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of beneficial interest in a Global Note between participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. If one or more Global Notes are outstanding and if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Convertible Debt Securities in definitive form in exchange for a Global Note. In addition, the Company may at any time determine not to have the Convertible Debt Securities represented by a Global Note and, in such event, will issue Convertible Debt Securities in definitive form in exchange for a Global Note. In either instance, an owner of a beneficial interest in a Global Note will be entitled to have Convertible Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Convertible Debt Securities in definitive form. Convertible Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof, in registered form only, without coupons, and the Company will maintain in the Borough of Manhattan, the City of New York, one or more offices or agencies where such Notes may be presented for payment and may be transferred or exchanged. No service charge will be made for any transfer or exchange of such Global Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge or payment in connection therewith.

   Same-Day Settlement in respect of Global Notes

             Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, Global Notes held by the Depository will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in such Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such Notes.

   Certain Covenants

             Certain Definitions Applicable to Covenants.   "Attributable
   Debt" shall mean, as to any particular lease under which the Company is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by the Company under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such lease (as determined by any two of the following: the chairman, the vice chairman, the president, any vice presi-dent, the treasurer, the controller or the secretary of the Company) compounded semiannually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assess-ments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

             "Consolidated Net Tangible Assets" shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness and capital lease obligations) and (ii) all goodwill, all as shown in the most recent consolidated balance sheet of the Company and its Subsidiaries computed in accordance with generally accepted accounting principles.

             "Funded Debt" shall mean all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

             "Principal Property" shall mean any mine, together with any fixtures comprising a part thereof, and any plant or other facility, together with any land upon which such plant or other facility is erected and fixtures comprising a part thereof, used primarily for mining or pro-cessing, in each case located in the United States of America and the net book value of which on the date as of which the determination is being made exceeds 5% of Consolidated Net Tangible Assets; provided, however, that Principal Property shall not include (i) any mine, plant or facility which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular mine, plant or facility which, in the opinion of the Company, is not of material importance to the use or operation of such mine, plant or facility.

             "Restricted Subsidiary" shall mean any Subsidiary (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America and (ii) which owns a Principal Property; provided, however, that Restricted Subsidiary shall not include any Subsidiary the primary business of which consists of financing operations in connection with leasing and conditional sales transactions on behalf of the Company and its Subsidiaries, and/or purchasing accounts receivable and/or making loans secured by accounts receivable or inventory, or which is otherwise primarily engaged in the business of a finance company.

             "Subsidiary" shall mean any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. (Section 1.1)

             Limitation on Liens. For the benefit of each series of Convertible Debt Securities issued under each of the Indentures, other than any series of Convertible Subordinated Debt Securities issued under the Subordinated Debt Indenture with respect to which series it is explicitly provided otherwise in the Prospectus Supplement relating to such series ("Excluded Series"), the Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume or guarantee any indebt-edness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (hereinafter called "Debt") if such Debt is secured by pledge of, or mortgage, deed of trust or other lien on any Principal Property owned by the Company or any Restricted Subsidiary, or any shares of stock or Debt of any Restricted Subsidiary (such pledges, mortgages, deeds of trust and other liens being hereinafter called "Mortgage" or "Mortgages"), without effectively providing that the Convertible Debt Securities of all series (together with, if the Company shall so determine, any other Debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Convertible Debt Securities) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Debt which would otherwise be prohibited, plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (as defined below) which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below would not exceed the sum of 10% of Consolidated Net Tangible Assets; provided, however, that these restrictions shall not apply to, and there shall be excluded from secured Debt in any computation under these restrictions, Debt secured by: (i) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) Mortgages to secure indebtedness of any Restricted Subsidiary to the Company or to another Restricted Subsidiary;
   (iii) Mortgages for taxes, assessments or governmental charges or levies in each case (a) not then due and delinquent or (b) the validity of which is being contested in good faith by appropriate proceedings, and material-men's, mechanics', carriers', workmen's, repairman's, landlord's or other like Mortgages, or deposits to obtain the release of such Mortgages;
   (iv) Mortgages arising under an order of attachment or distraint or similar legal process so long as the execution or enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith; (v) Mortgages to secure public or statutory obligations or to secure payment of workmen's compensation or to secure performance in connection with tenders, leases of real property, bids or contracts or to secure (or in lieu of) surety or appeal bonds and Mortgages made in the ordinary course of business for similar purposes; (vi) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute (including Debt of the Pollution Control or Industrial Revenue Bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; (vii) Mortgages on property (including any lease which should be capitalized on the lessee's balance sheet in accordance with generally accepted accounting principles), shares of stock or Debt existing at the time of acquisition of such property by the Company or the Restricted Subsidiary (including acquisition through merger or consolidation or through purchase, transfer of the properties of a corporation as an entirety or substantially as an entirety) or to secure the payment of all or any part of the purchase price or construction cost or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within one year after, the acquisition of such property or shares or Debt or the completion of any such construction (including any improvements on an existing property) or the commencement of commercial operation of such property, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof; (viii) Mortgages existing at the date of such Indenture; and (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (viii), inclusive; provided, however, that (a) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and (b) the Debt secured by such Mortgage at such time is not increased; and provided further, that these restrictions shall not apply to (i) any gold-based loan or forward sale arrangement and (ii) Mortgages on property owned or leased by the Company or any Restricted Subsidiary or in which the Company or any Restricted Subsidiary owns an interest to secure the Company's or a Restricted Subsidiary's proportionate share of any payments required to be made to any Person incurring the expense of developing, exploring, or conducting operations for the recovery, processing or sale of the mineral resources of such owned or leased property, and any such loan, arrangement or payment referred to in clauses (i) and (ii) of this proviso shall not be deemed to constitute secured Debt and, shall not be included in any computation under these restrictions. (Section 3.4)

             Limitation on Sales and Leasebacks. For the benefit of each series of Convertible Debt Securities issued under each of the Indentures other than any Excluded Series issued under the Subordinated Debt Indenture, the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary), or to which any such lender or investor is party, providing for the leasing by the Company or any such Restricted Subsidiary for a period, including renewals, in excess of three years, of any Principal Property owned by the Company or such Restricted Subsidiary which has been or is to be sold or transferred more than 270 days after the acquisition thereof or after the completion of construction and commencement of full operation thereof, by the Company or any such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a "sale and leaseback transaction") unless either: (i) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Convertible Debt Securities of all series pursuant to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (ix) of such covenant) or (ii) the Company, within 180 days after the sale or transfer shall have been made by the Company or by any such Restricted Subsidiary, applies an amount equal to the greater of (a) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (b) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement (as determined by any two of the following: the chairman, the vice chairman, the president, any vice president, the treasurer, the controller or the secretary of the Company) to (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such sale) having a value at least equal to the net proceeds of such sale or (y) the retirement of Funded Debt of the Company or any Restricted Subsidiary; provided, however, that the amount required to be applied to the retirement of Funded Debt of the Company shall be reduced by (a) the principal amount of any Convertible Debt Securities of any series (or, if the Convertible Debt Securities of any series are original issue discount Convertible Debt Securities, such portion of the principal amount as may be due and payable with respect to such series pursuant to a declaration in accordance with Section 4.1 of such Indenture or if the Convertible Debt Securities of any series provide that an amount other than the face thereof will or may be payable upon the maturity thereof or a declaration of acceleration of the maturity thereof, such amount as may be due and payable with respect to such securities pursuant to a declaration in accordance with Section 4.1 of the Indenture) delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation and (b) the principal amount of Funded Debt, other than the Convertible Debt Securities of any series, voluntarily retired by the Company within 180 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this clause
   (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision. (Section 3.5)

        Consolidation, Merger, Sale, Conveyance and Lease. Each of the Indentures permits the Company to consolidate or merge with or into any other entity or entities, or to sell, convey or lease all or substantially all of its property to any other entity; provided, however, (i) that the person (if other than the Company) formed by such consolidation, or into which the Company is merged or which acquires or leases substantially all of the property of the Company, expressly assumes the Company's obligations on the Convertible Debt Securities and under such Indenture and (ii) that the Company or such successor entity shall not immediately after such consolidation or merger, or such sale, conveyance or lease, be in default in the performance of any covenant or condition of such Indenture.
   (Article Eight)

   Events of Default, Waiver and Notice

             As to any series of Convertible Debt Securities, an Event of Default is defined in each of the Indentures as (a) default in the payment of any installment of interest, if any, on the Convertible Debt Securities of such series and the continuance of such default for a period of 30 days;
   (b) default in the payment of the principal of (and premium, if any, on) any of the Convertible Debt Securities of such series when due, whether at maturity, upon redemption, by declaration or otherwise; (c) default in the payment of a sinking fund installment, if any, on the Convertible Debt Securities of such series; (d) default by the Company in the performance of any other covenant or agreement contained in such Indenture for the benefit of such series and the continuance of such default for a period of 90 days after written notice as provided in such Indenture; (e) certain events of bankruptcy, insolvency and reorganization of the Company; and (f) any other Event of Default established with respect to Convertible Debt Securities of that series. (Sections 2.4 and 4.1)

             The Trustee shall, within 90 days after the occurrence of a default with respect to Convertible Debt Securities of any series, give all holders of Convertible Debt Securities of such series then outstanding notice of all uncured defaults known to it (the term default to mean the event specified above without grace periods); provided that, except in the case of a default in the payment of principal (and premium, if any) or interest, if any, on any Convertible Debt Security of any series, or in the payment of any sinking fund installment with respect to Convertible Debt Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of all holders of Convertible Debt Securities of such series then outstanding. (TIA)

             Each of the Indentures provides that if an Event of Default with respect to Convertible Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount (calculated as provided in such Indenture) of the Convertible Debt Securities of such series then outstanding may declare the principal (or, in the case of original issue discount Convertible Debt Securities, the portion thereof as may be specified in the Prospectus Supplement relating to such series) of the Convertible Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately. (Section 4.1)

             Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal (or premium, if any) or interest, if any, on such Convertible Debt Securities not theretofore cured) may be waived by the holders of not less than a majority in aggregate principal amount (calculated as provided in each of the Indentures) of the Convertible Debt Securities of such series then out-standing. (Section 4.9)

             Under each of the Indentures, the Company is required to file with the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under such Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 3.9). Each of the Indentures further requires that the Company file with the Trustee written notice of the occurrence of any default or Event of Default thereunder within five business days of its becoming aware of any such default or Event of Default. (Section 3.6)

             Each of the Indentures provides that, if a default or an Event of Default shall have occurred and be continuing, the holders of not less than a majority in aggregate principal amount (calculated as provided in such Indenture) of the Convertible Debt Securities of such affected series then outstanding (with each such series voting separately as a class) shall have the right to direct the time, method and place of conducting any proceeding or remedy available to the Trustee, or exercising any trust of power conferred on the Trustee by such Indenture with respect to Convertible Debt Securities of such series. (Section 4.8)

             Each of the Indentures provides that the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by such Indenture at the direction of the holders of Convertible Debt Securities unless such holders shall have offered to the Trustee reasonable security or indemnity against expenses and liabilities. (Section 5.1(d))

   Subordination of Convertible Subordinated Debt Securities

             The obligation of the Company to make payment on account of the principal of, and premium, if any, and interest, if any, on the Convertible Subordinated Debt Securities will be subordinated and junior in right of payment, as set forth in the Convertible Subordinated Debt Indenture, to the prior payment in full of all Senior Indebtedness.

             "Senior Indebtedness" means all the principal, premium, if any, accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), of Indebtedness of the Company, whether any such Indebtedness exists as of the date of the Subordinated Debt Indenture or shall thereafter be created, incurred, assumed or guaranteed by the Company, other than the following: (1) any Indebtedness as to which, in the instrument evidencing such Indebtedness or pursuant to which such Indebtedness was issued, it is expressly provided that such Indebtedness is subordinate in right of payment to all Indebtedness of the Company not expressly subordinated to such Indebtedness; (2) any Indebtedness which by its terms refers explicitly to the Convertible Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be pari passu or shall be subordinated in right of payment to the Convertible Subordinated Debt Securities; and (3) with respect to any series of Convertible Subordinated Debt Securities, any Indebtedness of the Company evidenced by Convertible Subordinated Debt Securities of the same or of another series. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include Indebtedness of the Company to a subsidiary of the Company. (Section 1.1 of the Convertible Subordinated Debt Indenture). "Indebtedness," when used with respect to the Company, means, (i) indebtedness of the Company for money borrowed, (ii) guarantees by the Company of indebtedness for money borrowed by any other person,
   (iii) indebtedness of the Company evidenced by notes, debentures, bonds or other similar instruments of indebtedness for payment of which the Company is responsible or liable, by guarantees or otherwise (including purchase money obligations), but shall not include any amounts owed to trade creditors in the ordinary course of business and (iv) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any such indebtedness and guarantees. (Section 1.1 of the Subordinated Debt Indenture)

             No payment or distribution shall be made by the Company on account of principal of (or premium, if any) or interest, if any, on the Convertible Subordinated Debt Securities, whether upon stated maturity, upon redemption or acceleration, or otherwise, or on account of the purchase or other acquisition of the Convertible Subordinated Debt Securities, whether upon stated maturity, upon redemption or acceleration, or otherwise, if there exists a default in the payment of all or any portion of principal of, premium, if any, or interest on any Senior Indebtedness when due and the Trustee has received written notice thereof from the indenture trustee or other trustee, agent or representative for the respective issue of Senior Indebtedness (the "Representative"), and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, if there shall have occurred and be continuing a default (other than a default described in the preceding sentence) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated (without further notice and after the expiration of any applicable grace periods) and upon receipt by the Trustee of written notice of such default from the Representative of such Senior Indebtedness (the "Payment Notice"), the Company shall not make any payments on the Convertible Subordinated Debt Securities until the earlier of (x) 179 days after the date on which a Payment Notice has been given and (y) the date, if any, on which the Trustee receives written notice from the Representative who delivered the Payment Notice, that such default is cured or waived or has ceased to exist or the related Senior Indebtedness is discharged ("Payment Blockage Period"). No more than one Payment Notice is permitted for any one default on Senior Indebtedness (which shall not bar subsequent Payment Notices for other such defaults). All defaults on Senior Indebtedness occurring within a 30-day period shall be treated as one default on such Senior Indebtedness for purposes of the preceding sentence. Notwithstanding the foregoing, no more than one Payment Blockage Period may be commenced with respect to the Convertible Subordinated Debt Securities during any 360-day period. A failure to make any payment with respect to the Convertible Subordinated Debt Securities as a result of the foregoing provisions will not limit the right of the holders of the Convertible Subordinated Debt Securities to accelerate the maturity thereof as a result of such payment default. (Section 12.3 of the Subordinated Debt Indenture).

             Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for to the satisfaction of the holders thereof, before any payment or distribution will be made on account of the redemption price or principal of (and premium, if any) or interest, if any, on the Convertible Subordinated Debt Securities.

             By reason of such subordination, in the event of liquidation or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Convertible Subordinated Debt Securities.

   Defeasance

             Defeasance and Discharge. Each of the Indentures provides that the Company will be discharged from any and all obligations in respect of the Convertible Debt Securities of any series (except for certain obligations to register the transfer or exchange of Convertible Debt Securities of such series, to replace stolen, lost or mutilated Convertible Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in such Indenture) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the Convertible Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture under which the Convertible Debt Securities of such series were issued and the terms of the Convertible Debt Securities of such series. (Sections 9.6 and 9.8) Such a trust may only be established if, among other things, the Company delivers to the Trustee an opinion of counsel (who may be counsel to the Company) stating that either (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the relevant Indenture there has been a change in the applicable Federal income tax law, to the effect that holders of the Convertible Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such defeasance had not occurred.
   (Section 9.8)

             Defeasance of Certain Covenants and Certain Events of Default. Each of the Indentures provides that the Company may omit to comply with the covenants regarding limitations on sale and leaseback transactions and limitations on liens described above and Section 4.1(d) of such Indenture (described in clause (d) under the caption "Events of Default" above), which noncompliance shall not be deemed to be an Event of Default under such Indenture and the Convertible Debt Securities of a series issued thereunder, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the Convertible Debt Securities of such series on the stated maturity of such payments in accordance with the terms of such Indenture and the Convertible Debt Securities of such series. The obligations of the Company under such Indenture and the Convertible Debt Securities of such series, other than with respect to the covenants referred to above, and the Events of Default, other than the Event of Default referred to above, shall remain in full force and effect. (Sections 9.7 and 9.8) Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (who may be counsel to the Company) to the effect that the holders of the Convertible Debt Securities of such series will not recognize income, gain, or loss for Federal income tax purposes as a result of such defeasance of certain covenants and Events of Default and will be subject to Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. (Section 9.8)

             In the event the Company exercises its option, with respect to the Convertible Debt Securities of a series, to omit compliance with certain covenants of the Indenture under which the Convertible Debt Securities of such series were issued, as described in the preceding paragraph, the Convertible Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clause (d) under the caption "Events of Default" above, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Convertible Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Convertible Debt Securities of such series at the time of the acceleration resulting from such Event of Default.

   Modification of the Indentures

             Each of the Indentures contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount (calculated as provided in such Indenture) of the outstanding Convertible Debt Securities of all series affected by such modification (all such series voting as a single class), to modify such Indenture or any supplemental indenture or the rights of the holders of the Convertible Debt Securities; provided that no such modi-fication shall (i) extend the fixed maturity of any Convertible Debt Security, or reduce the principal or premium amount thereof, or reduce the rate or extend the time of payment of interest, if any, thereon, or make the principal amount thereof or interest or premium, if any, thereon payable in any coin or currency other than that provided in the Convertible Debt Security, or reduce the portion of the principal amount of an original issue discount Convertible Debt Security (or a Convertible Debt Security that provides that an amount other than the face amount thereof will or may be payable upon a declaration of acceleration of the maturity thereof) due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any Convertible Debt Security, or reduce the overdue rate thereof, or impair, if the Convertible Debt Securities provide therefor, any right of repayment at the option of the holder of a Convertible Debt Security, without the consent of the holder of each Convertible Debt Security so affected, or (ii) reduce the aforesaid percentage of Convertible Debt Securities the consent of the holders of which is required for any such modification, without the consent of the holder of each Convertible Debt Security so affected. (Section 7.2)

             Each of the Indentures also permits the Company and the Trustee to amend such Indenture in certain circumstances without the consent of the holders of any Convertible Debt Securities to evidence the merger of the Company or the replacement of the Trustee and for certain other purposes. (Section 7.1)

   Concerning the Trustee

             Except during the continuance of an Event of Default, the Trustee shall perform only such duties as are specifically set forth in each of the Indentures. During the continuance of any Event of Default, the Trustee shall exercise such of the rights and powers vested in it under such Indenture and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (TIA)

             The Trustee may acquire and hold Securities and, subject to certain conditions, otherwise deal with the Company as if it were not Trustee under such Indenture. (Section 5.3)

             NGC currently conducts banking transactions with the Trustee in the ordinary course of the NGC's business.


                             DESCRIPTION OF WARRANTS

             The Company may issue Warrants, evidenced by warrant certificates (the "Warrant Certificates") for the purchase of Common Stock. Warrants may be issued together with or separately from, any Securities offered by any Prospectus Supplement and, if issued together with Securities, may be attached to or separate from such Securities. The Warrants are to be issued under one or more separate Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The statements set forth below are summaries of certain provisions of the Warrants and the Warrant Agreements and are subject to the detailed provisions of the Warrant Agreement. These summaries contain all material provisions, but do not purport to be complete and are subject to, and are qualified in their entirety by, all the provisions of the Warrants and the Warrant Agreement, copies of which are filed as exhibits to the Registration Statement.

   General

             If Warrants are offered, reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the specific terms of the Warrants being offered thereby, including (i) the specific designation and aggregate number of such Warrants, (ii) the offering price and the currency or composite currencies for which Warrants may be purchased, (iii) the aggregate amount of Common Stock purchasable upon exercise of the Warrants, (iv) if applicable, the designation and terms of the Securities with which the Warrants are issued, (v) if applicable, the date on and after which the Warrants and the related Securities will be separately transferable, (vi) the amount of Common Stock purchasable upon exercise of one Warrant and the price or the manner of determining the price and currency or composite currencies or other consideration (which may include Securities) for which such amount of Common Stock may be purchased upon such exercise, (vii) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire (the "Expiration Date"), (viii) the terms of any mandatory or optional redemption by the Company, (ix) certain Federal income tax consequences, (x) whether the Warrant Certificates will be issued in registered or unregistered form, and (xi) any other special terms pertaining to such Warrants. Unless otherwise specified in the applicable Prospectus Supplement, the Warrants will not be listed on any securities exchange.

             Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and change and may be exercised at an office or agency of the Warrant Agent maintained for that purpose. No service charge will be made for any transfer or exchange of Warrant certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 1.05 of the Warrant Agreement) Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, including the right to receive payments, if any, on the Common Stock purchasable upon such exercise. (Section 3.01 of the Warrant Agreement)

   Exercise of Warrants

             Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the Prospectus Supplement of the applicable amount required to purchase the Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Unless otherwise provided in the Prospectus Supplement, upon receipt of such payment and the Warrant Certificate, a new Warrant Certificate will be issued for the amount of unexercised Warrants. (Section 2.01 of Warrant Agreement)

             The exercise price payable and the number of shares of Common Stock purchasable upon the exercise of each Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or relcassification of Common Stock. No adjustment in the exercise price payable and the number of shares purchasable upon exercise of the Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof.

   The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety, the holder of each outstanding Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which such Warrants were exercisable immediately prior thereto. (Sections
   5.01 and 5.02 of the Warrant Agreement)


   Modification of Warrant Agreement

             The Warrant Agreement contains a provision permitting the Company and the Warrant Agent, without the consent of any Warrant Holder, to supplement or amend the Warrant Agreement in order to cure any ambiguity, and to correct or supplement any provision contained therein which may be defective or inconsistent with any other provision or to make other pro-visions in regard to matters or questions arising thereunder which the Company and the Warrant Agent may deem necessary or desirable and which do not adversely affect the interests of the Warrant Holders. (Section 7.01 of the Warrant)


                         FEDERAL TAX CONSIDERATIONS AS A
                        REAL PROPERTY HOLDING CORPORATION

             The Company believes that the Company would likely constitute a United States real property holding corporation within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Under certain provisions of the Code and Treasury Regulations thereunder, gain realized by a non-United States person who would not ordinarily be subject to U.S. federal income tax on gains would, under certain circumstances, be subject to tax (the "special tax") on gain realized on the disposition (and possible withholding tax on the proceeds from such disposition (the "withholding tax")) of Securities, notwithstanding such non-United States person's lack of other connections with the United States. However, because the Common Stock of the Company is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code), under the Code and Temporary Treasury Regulations now in effect, the special tax and the withholding tax would apply to the disposition by a non-U.S. person of an interest in a class of Securities that is not regularly traded on an established securities market only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of Securities with the lowest fair market value. However, if such non-regularly traded class of Securities is convertible into a regularly traded class of Securities, the special tax and the withholding tax would apply to the disposition of an interest in such non-regularly traded class of Securities only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of Securities into which it is convertible. The special tax (but, except in certain circumstances, not the withholding tax) would likewise apply to a disposition of an interest in a class of Securities that is regularly traded on an established securities market by a non-U.S. person who beneficially owns, directly or indirectly, more than 5% of such class of Securities at any time during the five-year period immediately preceding the disposition of the interest.

             Certain United States federal tax consequences of an investment in a class of Securities will, to the extent appropriate under the circumstances, be described in the Prospectus Supplement relating thereto. Each prospective holder of Securities is urged to consult its own tax advisors regarding the United States federal tax consequences of an investment in such Securities, as well as the tax consequences under the laws of any state, local or other United States or non-United States taxing jurisdiction.


                               PLAN OF DISTRIBUTION

             General. The Company may sell Offered Securities to or through underwriters or dealers, and also may sell Offered Securities directly to other purchasers or through agents.

             The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

             In connection with the sale of Offered Securities, underwriters may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Offered Securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions and commissions from the Underwriters and commissions from the purchasers for whom they may act as agents. Under-writers, dealers and agents that participate in the distribution of Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Offered Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

             Except for the Common Stock, the Offered Securities will be a new issue of securities with no established trading market. Underwriters and agents to whom such Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for such Offered Securities.

             Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

             Delayed Delivery Arrangements. If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Convertible Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Convertible Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                              VALIDITY OF SECURITIES

             The validity of the Offered Securities will be passed upon for the Company by White & Case, 1155 Avenue of the Americas, New York, New York, and for the underwriters or agents, if any, by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York.


                                     EXPERTS

             The audited consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.



                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.  Other Expenses of Issuance and Distribution.*


   SEC filing fee  . . . . . . . . . . . .        $103,448.28
   Accounting fees and expenses  . . . . .           2,500.00
   Legal fees and expenses   . . . . . . .         200,000.00
   Blue Sky and Legal Investment
     fees and expenses . . . . . . . . . .          20,000.00
   Trustees' fees and expenses . . . . . .           9,000.00
   Warrant Agent's fees  . . . . . . . . .           1,500.00
   Depositary's fees . . . . . . . . . . .           1,500.00
   Transfer Agent's fees . . . . . . . . .           1,500.00
   Rating agency fees  . . . . . . . . . .          98,250.00
   Printing and engraving expenses . . . .          20,000.00
   Miscellaneous   . . . . . . . . . . . .           2,301.72
   Total   . . . . . . . . . . . . . . . .        $460,000.00


   *All estimates except for filing fee.



   Item 15.  Indemnification of Directors and Officers.

             Section 145 of the Delaware General Corporation Law authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Company in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

             The By-Laws of the Company provide that each person who at any time is or shall have been a director or officer of the Company, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company, and his heirs, executors and administrators, shall be indemnified by the Company in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of the By-Laws of the Company facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between the Company and the director or officer.


   Item 16.  Exhibits.

   Exhibit
   Number              Description of Documents

   1.1         -  Proposed form of Underwriting Agreement relating to the
                  Common Stock, the Preferred Stock, the Depositary Shares and the Warrants.

   1.2         -  Proposed form of Underwriting Agreement relating to the
                  Convertible Debt Securities.

   4.1         -  Restated Certificate of Incorporation dated as of July 13,
                  1987. Incorporated by reference to Exhibit 3 to registrant's Form 10-K for the year ended December 31, 1987.

   4.2         -  By-Laws as amended through June 24, 1992 and adopted June
                  24, 1992. Incorporated by reference to Exhibit (3)b to registrant's Form 10-K for the year ended December 31, 1992.

   4.3         -  Certificate of Designations, Preferences and Rights of $5.50
                  Convertible Preferred Stock, $5 Par Value, dated November 13, 1992. Incorporated by reference to Exhibit (3)c to registrant's Form 10-K for the year ended December 31, 1992.

   4.4         -  Rights Agreement dated as of September 23, 1987 between registrant and Manufacturers Hanover Trust Company as Equal Value Agent relating to the Equal Value Rights.
                  Incorporated by reference to Exhibit 1 to registrant's Registration Statement on Form 8-A dated September 25, 1987.

   4.5         -  First Amendment dated as of October 1, 1987 amending the
                  Rights Agreement dated as of September 23, 1987 between registrant and Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by reference to Exhibit (4)b to registrant's Form 10-K for the year ended December 31, 1990.

   4.6         -  Second Amendment dated as of May 1, 1989 amending the Rights
                  Agreement dated as of September 23, 1987 between registrant and Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by reference to Exhibit 1 to registrant's Form 8 dated June 7, 1989.

   4.7         -  Rights Agreement dated August 30, 1990 between registrant and Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by reference to Exhibit 1 to registrant's Registration Statement on Form 8-A dated August 31, 1990.

   4.8 and 4.9 -  First Amendment dated November 27, 1990 and Second Amendment dated December 7, 1990 to the aforementioned Rights Agreement dated August 30, 1990. Incorporated by reference to Exhibits 2 and 3, respectively, to registrant's Form 8 dated December 7, 1990.

   4.10        -  Third Amendment dated February 26, 1992 to the
                  aforementioned Rights Agreement dated August 30, 1990. Incorporated by reference to Exhibit 4 to registrant's Form 8 dated March 17, 1992.

   4.11        -  Deposit Agreement dated as of November 15, 1992 to
                  registrant, Chemical Bank, as Depositary and all holders from time to time of depositary receipts issued thereunder. Incorporated by reference to Exhibit 4(j) to registrant's Registration Statement on Form S-3 (File No. 33-65274).

   4.12        -  Senior Debt Indenture between registrant and The Bank of New
                  York (including form of Convertible Senior Debt Securities).

   4.13        -  Subordinated Debt Indenture between registrant and The Bank of New York (including form of Convertible Subordinated Debt Securities).

   4.14        -  Form of Deposit Agreement (including form of Depositary
                  Receipt).

   4.15        -  Form of Warrant Agreement (including form of Warrant).

   5           -  Opinion of White & Case.

   12.1        -  Computation of Ratio of Earnings to Fixed Charges.

   12.2        -  Computation of Ratio of Earnings to Combined Fixed Charges
                  and Preferred Stock Dividends.

   23.1        -  Consent of Arthur Andersen & Co.

   23.2        -  Consent of White & Case (included in Exhibit 5).

   24          -  Power of Attorney of certain officers and directors.

   25.1        -  Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of The Bank of New York, Senior Debt Indenture Trustee.

   25.2        -  Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of The Bank of New York, Subordinated Debt Indenture Trustee.


   Item 17.  Undertakings.

                  The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Act;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such infor-mation in the registration statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;


                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                  (4) that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (5) that, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus, filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforce-able. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 22nd day of June, 1994.


                                 NEWMONT MINING CORPORATION


                                 By /s/ Timothy J. Schmitt
                                   Timothy J. Schmitt
                                   Vice President, Secretary and
                                   Assistant General Counsel


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                                                          TitleDate

                      *                                                                          June 22, 1994
              Rudolph I.J. Agnew                        Director

                      *                                                                          June 22, 1994
              J.P. Bolduc                               Director

                      *                                                                          June 22, 1994
              Ronald C. Cambre                          Chief Executive
                                                        Officer and Vice
                                                        Chairman and
                                                        Director (Prin-
                                                        cipal Executive
                                                        Officer)

                      *                                                                          June 22, 1994
              Joseph P. Flannery                        Director

                      *                                                                          June 22, 1994
              Thomas A. Holmes                          Director

                      *                                                                          June 22, 1994
              Gordon R. Parker                          Chairman and
                                                        Director

                      *                                                                          June 22, 1994
              T. Peter Philip                           President and
                                                        Chief Operating
                                                        Officer and
                                                        Director

                      *                                                                          June 22, 1994

              Robin A. Plumbridge                       Director

                      *                                                                          June 22, 1994
              William I.M. Turner,
              Jr.                                       Director

                      *                                                                          June 22, 1994
                Wayne W. Murdy                          Senior Vice
                                                        President and
                                                        Chief Financial
                                                        Officer (Prin-
                                                        cipal Financial
                                                        Officer)

                      *                                                                          June 22, 1994
                Gary E. Farmer                          Vice President
                                                        and Controller
                                                        (Principal
                                                        Accounting
                                                        Officer)



   *By /s/ Timothy J. Schmitt
      Timothy J. Schmitt as
      Attorney-in-fact


                                  EXHIBIT INDEX

   Exhibit
   Number

   1.1         -  Proposed form of Underwriting Agreement relating to the
                  Common Stock, the Preferred Stock, the Depositary Shares and the Warrants.

   1.2         -  Proposed form of Underwriting Agreement relating to the
                  Convertible Debt Securities.

   4.1         -  Restated Certificate of Incorporation dated as of July 13,
                  1987. Incorporated by reference to Exhibit 3 to registrant's Form 10-K for the year ended December 31, 1987.

   4.2         -  By-Laws as amended through June 24, 1992 and adopted June
                  24, 1992. Incorporated by reference to Exhibit (3)b to registrant's Form 10-K for the year ended December 31, 1992.

   4.3         -  Certificate of Designations, Preferences and Rights of $5.50
                  Convertible Preferred Stock, $5 Par Value, dated November 13, 1992. Incorporated by reference to Exhibit (3)c to registrant's Form 10-K for the year ended December 31, 1992.

   4.4         -  Rights Agreement dated as of September 23, 1987 between registrant and Manufacturers Hanover Trust Company as Equal Value Agent relating to the Equal Value Rights.
                  Incorporated by reference to Exhibit 1 to registrant's Registration Statement on Form 8-A dated September 25, 1987.

   4.5         -  First Amendment dated as of October 1, 1987 amending the
                  Rights Agreement dated as of September 23, 1987 between registrant and Manufacturers Hanover Trust Company, as

                  Rights Agent. Incorporated by reference to Exhibit (4)b to registrant's Form 10-K for the year ended December 31, 1990.

   4.6         -  Second Amendment dated as of May 1, 1989 amending the Rights
                  Agreement dated as of September 23, 1987 between registrant and Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by reference to Exhibit 1 to registrant's Form 8 dated June 7, 1989.

   4.7         -  Rights Agreement dated August 30, 1990 between registrant and Manufacturers Hanover Trust Company, as Rights Agent. Incorporated by reference to Exhibit 1 to registrant's Registration Statement on Form 8-A dated August 31, 1990.

   4.8 and 4.9 -  First Amendment dated November 27, 1990 and Second Amendment dated August 30, 1990. Incorporated by reference to Exhibits 2 and 3, respectively, to registrant's Form 8 dated December 7, 1990.

   4.10        -  Third Amendment dated February 26, 1992 to the
                  aforementioned Rights Agreement dated August 30, 1990. Incorporated by reference to Exhibit 4 to registrant's Form 8 dated March 17, 1992.

   4.11        -  Deposit Agreement dated as of November 15, 1992 to
                  registrant, Chemical Bank, as Depositary and all holders from time to time of depositary receipts issued thereunder. Incorporated by reference to Exhibit 4(j) to registrant's Registration Statement on Form S-3 (File No. 33-65274).

   4.12        -  Senior Debt Indenture between registrant and The Bank of New
                  York (including form of Convertible Senior Debt Securities).

   4.13        -  Subordinated Debt Indenture between the registrant and The
                  Bank of New York (including form of Convertible Subordinated Debt Securities).

   4.14        -  Form of Deposit Agreement (including form of Depositary
                  Receipt).

   4.15        -  Form of Warrant (including form of Warrant).

   5           -  Opinion of White & Case.

   12.1        -  Computation of Ratio of Earnings to Fixed Charges.

   12.2        -  Computation of Ratio of Earnings to Combined Fixed Charges
                  and Preferred Stock Dividends.

   23.1        -  Consent of Arthur Andersen & Co.

   23.2        -  Consent of White & Case (included in Exhibit 5).

   24          -  Power of Attorney of certain officers and directors.

   25.1        -  Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of The Bank of New York, Senior Debt Indenture Trustee.

   25.2        -  Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of The Bank of New York, Subordinated Debt Indenture Trustee.